AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

UPDATED FULL YEAR 2025 AND INITIAL FULL YEAR 2026 GUIDANCE

Atlanta, Georgia (January 14, 2026) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced updated full year guidance for fiscal year 2025 (year ended January 3, 2026) and its initial full year guidance for fiscal year 2026 (year ending January 2, 2027).

Updated Full Year 2025 Guidance (year ending January 3, 2026):

For the full fiscal year 2025, we expect to report:

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Revenue of approximately $2.425 billion to $2.445 billion, updated from greater than $2.375 billion.
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Net income of approximately $181 million to $220 million.
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Adjusted EBITDA of approximately $318 million to $322 million, updated from greater than $300 million.
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Normalized Adjusted EBITDA of approximately $298 million to $302 million.

Initial Full Year 2026 Guidance (year ending January 2, 2027):

The following is our guidance reflecting our current expectations for revenue and adjusted EBITDA for the full fiscal year 2026:

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Revenue of between $2.54 and $2.56 billion.

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

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Adjusted EBITDA of between $318 and $322 million.

Preliminary Financial Data

Our consolidated financial statements for our fiscal year ended January 3, 2026 are not yet available. Accordingly, the financial and operational results we present in this press release are preliminary estimates and subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the annual audit and finalization of our consolidated financial statements. As a result, these preliminary estimated results may differ from actual results that will be reflected in our consolidated financial statements for the fiscal year when they are completed and publicly disclosed. These preliminary estimated results may change and those changes may be material.

Our expectations with respect to our unaudited results for the period discussed in this press release are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results (including any financial data) and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary results.

Although the results of our fiscal year ended January 3, 2026 are not yet finalized, the information included in this press release reflects our preliminary expectations with respect to such results based on currently available information.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using Adjusted EBITDA and Normalized Adjusted EBITDA. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, or any other financial measures calculated in accordance with GAAP.

EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax expense or benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation and associated employer payroll taxes; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. We define Normalized Adjusted EBITDA as Adjusted EBITDA, further adjusted for (i) reimbursement received in the period presented related to certain rate increases applied retroactively for services provided in a prior period, for which there is no associated wage pass-through reflected in cost of revenue, excluding depreciation and amortization, (ii) annual value-based payment true-up related to prior year results, and (iii) improved collections on previously reserved patient accounts receivable. As non-GAAP financial measures, our computations of EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA, Adjusted EBIDA, and Normalized Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA and Normalized Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

The following table reconciles guidance with respect to net income to EBITDA, Adjusted EBITDA, and Normalized Adjusted EBITDA for the period presented.

	Fiscal Year Ended January 3, 2026
(dollars in thousands)	Low	High
Net income	$180,950	$219,750
Interest expense, net	136,750	138,300
Income tax benefit (1)	(75,000)	(115,000)
Depreciation and amortization	10,250	10,550
EBITDA	252,950	253,600
Goodwill, intangible and other long-lived asset impairment	1,250	2,250
Non-cash share-based compensation	26,200	26,600
Loss on extinguishment of debt	5,850	5,900
Fees related to debt modifications	15,950	16,000

Interest rate derivatives (2)	5,900	6,100
Acquisition-related costs (3)	3,150	4,650
Integration costs (4)	7,200	8,200
Legal costs and settlements associated with acquisition matters (5)	3,900	4,200
Restructuring (6)	500	550
Other legal matters (7)	(5,700)	(5,900)
Other adjustments (8)	850	(150)
Total adjustments	65,050	68,400
Adjusted EBITDA	$318,000	$322,000
First quarter 2025 timing impact (9)	(9,000)	(9,000)
Second quarter 2025 timing impact (10)	(11,000)	(11,000)
Normalized Adjusted EBITDA	$298,000	$302,000

(1) Income tax benefit is driven by the anticipated partial release of a deferred tax asset valuation allowance during the fiscal year ended January 3, 2026.

(2) Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net.

(3) Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation.

(4) Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of approximately $1.7 million to $1.8 million; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of approximately $5.5 million to $6.4 million. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.

(5) Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of approximately $2.8 million to $3.0 million to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.

(6) Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations.

(7) Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against us where certain insurance coverage is in dispute. We released a legal reserve related to a certain accrued legal settlement during the period presented.

(8) Represents other costs or (income) that are either non-cash or non-core to the our ongoing operations.

(9) Represents (i) reimbursement received in the three-month period ended March 29, 2025 related to certain rate increases applied retroactively for services provided since July 1, 2024 for which there is no associated wage pass-through reflected in cost of revenue, excluding depreciation and amortization, and (ii) improved collections on previously reserved patient accounts receivable.

(10) Represents (i) reimbursement received in the three-month period ended June 28, 2025 related to certain rate increases applied retroactively for services provided since July 1, 2024 and January 1, 2025, for which there is no associated wage pass-through reflected in cost of revenue, excluding depreciation and amortization, (ii) annual value-based payment true-up related to prior year results, and (iii) improved collections on previously reserved patient accounts receivable.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 38 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and preliminary unaudited fourth quarter financial results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, the risks and uncertainties set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2024 fiscal year filed with the SEC on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Matt Buckhalter

Chief Financial Officer

ir@aveanna.com